Exhibit 99.1

Alussa Energy Acquisition Corp. Announces Pricing of Upsized $250 Million Initial Public Offering

New York, New York, Nov. 25, 2019 (GLOBE NEWSWIRE) -- Alussa Energy Acquisition Corp. (the “Company”) announced today that it priced its upsized initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “ALUS.U” beginning November 26, 2019. Each unit consists of one Class A ordinary share of the Company and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “ALUS” and “ALUS.WS,” respectively.

The Company has granted the underwriter a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on November 29, 2019, subject to customary closing conditions.

BTIG, LLC is acting as the sole book running manager for the offering and I-Bankers Securities, Inc is acting as co-manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC at 65 East 55th Street, New York, NY 10022, or by email at equitycapitalmarkets@btig.com.

A registration statement relating to the securities became effective on November 25, 2019 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Alussa Energy Acquisition Corp.

The Company is a newly organized blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses in the production, operation and development of crude oil and natural gas wells and related infrastructure. The Company has not selected any business combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

Contact

Daniel Barcelo
Chief Executive Officer
+1 345 949 4900